EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

____________________

(303) 839-0061

harttrinen@aol.com
Fax: (303) 839-5414

December 1, 2022

Hero Technologies, Inc.

8 The Green Suite 4000

Dover, DE 19901

This letter will constitute an opinion upon the legality of the sale by Hero Technologies, Inc. (the “Company”) of up to 65,000,000 shares of common stock which may be sold to MacRab LLC pursuant to the terms of an Standby Equity Commitment Agreement all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of Nevada and a copy of the Registration Statement. In our opinion any shares sold by the Company to MacRab LLC in accordance with the terms of the Standby Equity Commitment Agreement will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very Truly Yours,

HART & HART, LLC

By	/s/ William T. Hart
William T. Hart